Copyright, published by
The Baltic and International Maritime Council
(BIMCO), Copenhagen, September 1989

Adopted by
the Documentary Committee of The
Japan Shipping Exchange, Inc., Tokyo

First issued by
The Baltic and International Maritime Council (BIMCO), Copenhagen in 1974 as "Barecon 'A'" and Barecon 'B'"
Revised and amalgamated 1989

THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)                     [LOGO]
STANDARD BAREBOAT CHARTER
CODE NAME: "BARECON 89"                                                   PART I

--------------------------------------------------------------------------------
1. Shipbroker

   American Marine Advisors
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2. Place and date

   28 March 1995
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3. Owners/Place of business

   AFG Alouette Arrow Limited Partnership
   c/o American Finance Group
   Exchange Place
   Boston, MA 02109
--------------------------------------------------------------------------------
4. Bareboat charterers (Charterers)/Place of business

   Chantal Shipping Corporation
   80 Broad Street
   Monrovia, Liberia
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5. Vessels name, Call Sign and Flag (Cl. 9(c))

   M/S Alouette Arrow; LALK4: NIS
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6. Type of Vessel

   Liquid pitch/metal carrier
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7. GRT/NRT

   12,688 4,284
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8. When/Where built

   1981, Spain
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9. Total DWT (abt.) in metric tons on summer freeboard

   14,232
--------------------------------------------------------------------------------
10. Class (Cl. 9)

    Germanischer Lloyd
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11. Date of last special survey by the Vessel's classification society

    November 1991
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12. Further particulars of Vessel (also indicate minimum number of months validity of class certificates agreed acc. to Cl. 14)

    See Schedule 1 hereto and made a part hereof
--------------------------------------------------------------------------------
13. Port or Place of delivery (Cl. 2)

    Safely afloat at a safe port in Charterer's option worldwide.
--------------------------------------------------------------------------------
14. Time for delivery (Cl. 3)

    On for before 31 March 1995
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15. Cancelling date (Cl. 4)

    30 April 1995
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16. Port or Place of redelivery (Cl. 14)

    See Clause 27
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17. Running days' notice if other than stated in Cl. 3

    Not applicable
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18. Frequency of dry-docking if other than stated in Cl. 9(f)

    Not applicable
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19. Trading Limits (Cl. 5)

    Worldwide Trading within institute Warranty limits as determined by London Underwriters. Charterers have the option of breaking institute Warranty Limits against paying extra insurance premium on vessel.
--------------------------------------------------------------------------------
20. Charter period

    See Clause 29
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21. Charter hire (Cl. 10)

    See Clause 32
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22. Rate of interest payable acc. to Cl. 10(f) and, if applicable, acc. to PART
    IV

    See Clause 32
--------------------------------------------------------------------------------
23. Currency and method of payment (Cl. 10)

    See Clause 32
--------------------------------------------------------------------------------

                                                                     (continued)

--------------------------------------------------------------------------------
24. Place of payment; also state beneficiary and bank account (Cl. 10)

    See Clause 32
--------------------------------------------------------------------------------
25. Bank guarantee/bond (sum and place) (Cl. 22) (optional)

    Not Applicable
--------------------------------------------------------------------------------
26. Mortgage(s), if any, (state whether Cl. 11(a) or (b) applies: if 11(b) applies state date of Deed(s) of Covenant and name of Mortgagee(s)/Place of business) (Cl. 11)

    See Clause 33
--------------------------------------------------------------------------------
27. Insurance (marine and war risks) (state value acc. to Cl. 12(f) or, if applicable, acc. to Cl. 13(k)) (also state if Cl. 13 applies)

    See Clause 34
--------------------------------------------------------------------------------
28. Additional insurance cover, if any, for Owners' account limited to (Cl. 12(b)) or, if applicable, (Cl. 13(g))

    See Clause 34
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29. Additional insurance cover, if any, for Charterers' account limited to (Cl.
    12(b)) or, if applicable, (Cl. 13(g))

    See Clause 34
--------------------------------------------------------------------------------
30. Latent defects (only to be filled in if period other than stated in Cl. 2)

    Not applicable
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31. War cancellation (indicate countries agreed) (Cl. 24)

    Not applicable
--------------------------------------------------------------------------------
32. Brokerage commission and to whom payable (Cl. 25)

    Not applicable
--------------------------------------------------------------------------------
33. Law and arbitration (state 26.1., 26.2., or 26.3. of Cl. 26 as agreed, if
    26.3. agreed, also state place of arbitration) (Cl. 26)

    Not applicable
--------------------------------------------------------------------------------
34. Number of additional clauses covering special provisions, if agreed

    22 (27-48)
--------------------------------------------------------------------------------

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART
II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and shall only form part of this Charter if expressly agreed and stated in the Boxes 35, 39 and 40. If PART III and/or PART IV and/or PART V apply, it is further mutually agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or
PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)

AFG Alouette Arrow
Limited Partnership

By: AFG ASIT Corporation, General Partner

By: /s/ [ILLEGIBLE]
    ------------------------
Title: Vice President
       ---------------------

Signature (Charterers)

Chantal Shipping Corporation

By: /s/ [ILLEGIBLE]
    ------------------------
Title: Attorney-in-Fact
       ---------------------

                                     PART II
                     "BARECON 89" Standard Bareboat Charter

1.    Definitions

      In this Charter the following terms shall have the meanings hereby assigned to them:

      "The Owners" shall mean the person or company registered as Owners of the Vessel.

      "The Charterers" shall mean the Bareboat charterers and shall not be construed to mean a time charterer or a voyage charterer.

2.    Delivery (not applicable to newbuilding vessels)

      The delivery to the Charterers of the Vessel and the taking over of the Vessel by the Charterers shall be simultaneous with the delivery of the Vessel to the Owners under the Memorandum of Agreement between Charterers and American Finance Group dated December 30, 1994 and shall constitute a full performance by the Owners of all the Owners' obligations under Clause 2, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be responsible for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under the Charter, provided such detects have manifested themselves within 18 months after delivery unless otherwise provided in Box 30.

3.    Time for Delivery (not applicable to newbuilding vessels)

4.    Cancelling (not applicable to newbuilding vessels)

      Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers to have the option of cancelling this Charter.

5.    Trading Limits

      The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 19.

      The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of insurance (including any warranties expressed or implied therein) without first obtaining the consent to such employment of the Insurers and complying with such requirements as to extra premium or otherwise as the Insurers may prescribe. If required, the Charterers shall keep the Owners and the Mortgagees advised of the intended employment of the Vessel.

      The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

      Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained to loading thereof.

6.    Surveys (not applicable to newbuilding vessels)

      Survey on Delivery and Redelivery. - The Owners end Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On-Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-Survey including loss of time, if any, at the rate of hire per day or pro rata, also including in each case the cost of any docking and undocking, if required, in connection herewith.

7.    Inspection

      Inspection. -- The Owners shall have the right at any time to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. Inspection or survey in dry-dock shall be made only when the Vessel shall be in dry-dock for the Charterers' purpose and such inspection or survey shall not interfere with normal operations of the Vessel. However, the Owners shall have the right to require the vessel to be dry-docked for inspection if the Charterers are not docking her at normal classification intervals, such intervals to include classification approved extensions. The fees for such inspection or survey shall in the event of the Vessel being found to be in the condition provided in Clause 9 of this Charter be payable by the Owners and shall be paid by the Charterers only in the event of the Vessel being found to require repairs or maintenance in order to achieve the condition so provided. All time taken in respect of inspection, survey or repairs shall count as time on hire and shall form part of the Charter period.

      The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel. For the purpose of this Clause, the Charterers shall keep the Owners advised of the intended employment of the Vessel.

8.    Inventories and Consumable Oil and Stores

      A complete inventory of the Vessel's entire equipment, outfit, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, water and unbroached provisions, paints, oils, ropes and other consumable stores in the said Vessel at the Net Contract Price. Reference is also made to the MOA dated December 30, 1994 between Chantal Shipping Corporation and American Finance Group. Consumables, including bunkers belonging to or provided by Charterers on delivery shall remain on its property.

9.    Maintenance and Operation

      (a) The Vessel shall during the Charter period be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, except as provided for in Clause 13 (i), they shall keep the Vessel with unexpired classification of the class indicated in Box 10 and with other required certificates in force at all times.

      The Charterers to take immediate steps to have the necessary repairs done within a reasonable time failing which the Owners shall have the right of withdrawing the Vessel from the service of the Charterers without noting any protest and without prejudice to any claim the Owners may otherwise have against the Charterers under the Charter.

      The Charterers are required to establish and maintain financial security or responsibility in respect of oil or other pollution damage as required by any government, including Federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof. The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

      (b) The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and repair the Vessel whenever required during the Charter period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

      Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessels flag or any other applicable law.

      (c) During the currency of this Charter, the Vessel shall retain her present name as indicated in Box 5 and shall remain under and fly the flag as indicated in Box 5. Provided, however, that the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. Painting and re-painting, instalment and re-instalment to be for the Charterers' account and time used thereby to count as time on hire.

      (d) See Clause 39

      (e) The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period if requested by the Owners.

      Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

      (f) The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, in accordance with Charterers normal practice.

10.   Hire

                                     PART II
                     "BARECON 89" Standard Bareboat Charter

11.   Mortgage

      (c) The Owners warrant that they have not effected any mortgage(s) other than stated in Box 26 and that they will not effect any other mortgage(s) without the prior consent of the Charterers. See Clause 33

*) (Optional, Clauses 11 (a) and 11(b) are alternatives; indicate alternative agreed in Box 26).

12.   Insurance and Repairs See Clause 34

13.   Insurance, Repairs and Classification

14.   Redelivery -- See Clause 27

15.   Non-Lien and Indemnity

      The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel.

      The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter period a notice reading as follows:- See Clause 43

      The Charterers shall indemnify and hold the Owners harmless against any lien of whatsoever nature arising upon the Vessel during the Charter period while she is under the control of the Charterers, and against any claims against the Owners arising out of or in relation to the operation of the Vessel by the Charterers. Should the Vessel be arrested by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released and at their own expense put up bail to secure release of the Vessel.

16.   Lien

17.   Salvage

      All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

                                     PART II
                     "BARECON 89" Standard Bareboat Charter

18.   Wreck Removal

      In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

19.   General Average

      General Average, if any, shall be adjusted according to the York-Antwerp Rules 1974 or any subsequent modification thereof current at the time of the casualty.

      The Charter Hire not to contribute to General Average.

20.   Assignment and Sub-Demise

      See Clause 28

21.   Bills of Lading

      The Charterers are to procure that all Bills of Lading issued for carriage of goods under this Charter shall contain a Paramount Clause incorporating any legislation relating to Carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the Bills of Lading shall incorporate the British Carriage of Goods by Sea Act. The Bills of Lading shall also contain the amended New Jason Clause and the Both-to-Blame Collision Clause.

      The Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

22.   Bank Guarantee

23.   Requisition/Acquisition

      (a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter period or the period of the "Requisition for Hire" whichever be the shorter.

      The Hire under this Charter shall be payable to the Owners from the same time as the Requisition Hire is payable to the Charterers.

24.   War

      (a) Unless confirmation of relevant insurers are valid and effective for such purpose and shall have been first obtained the Vessel shall not be ordered nor continue to any place or on any voyage nor be used on any service which will bring her within a zone which is dangerous as the result of any actual or threatened act of war, war, hostilities, warlike operations, acts of piracy or of hostility or malicious damage against this or any other vessel or its cargo by any person, body or State whatsoever, revolution, civil war, civil commotion or the operation of international law, nor be exposed in any way to any risks or penalties whatsoever consequent upon the imposition of Sanctions, nor carry any goods that may in any way expose her to any risks of seizure, capture, penalties or any other interference of any kind whatsoever by the belligerent or fighting powers or parties or by any Government or Ruler.

      (b) The Vessel to have liberty to comply with any orders or directions as to departure, arrival, routes, ports of call, stoppages, destination, delivery or in any other wise whatsoever given by the Government of the nation under whose flag the Vessel sails or any other Government or any person (or body) acting or purporting to act with the authority of such Government or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such orders or directions.

25.   Commission

26.   Law and Arbitration

      See Clause 37

                     "BARECON 89" Standard Bareboat Charter

                                                                        OPTIONAL
                                                                          PART

                                    PART III
                PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
       (Optional, only to apply if expressly agreed and stated in Box 35)

                               ADDITIONAL CLAUSES
                               FOR CHARTER BETWEEN
                     AFG ALOUETTE ARROW LIMITED PARTNERSHIP
                                       and
                          Chantal Shipping Corporation

      27. RE-DELIVERY. (a) The Charterers shall, upon giving written notification of their intent to return the Vessel at the expiration of the Charter Period (as hereinafter defined) as set forth in Clause 35, arrange for the re-delivery of the Vessel safely afloat to a berth or at anchorage at a safe and ice-free port designated by Owners (the "Specified Port"). The Charterers shall give the Owners not less than 30 days preliminary and not less than 14 days definite notice of expected date of re-delivery. Should Vessel be ordered on a voyage by which the Charter Period may be exceeded the Charterers shall have the use of the Vessel to enable Charterers to complete the voyage, provided it could be reasonably calculated that the voyage would allow re-delivery on the approximate date fixed for the termination of the Charter Period. The Vessel shall be re-delivered to the Owners in the same condition and class as that in which she was delivered, fair wear and tear relative to the age of the Vessel not affecting class excepted. The Vessel upon re-delivery shall have her survey cycles up to date and class certificates valid for at least three months, unless Owners, in their sole discretion, notify Charterers of their intention to scrap the Vessel at the expiration of the Charter Period or any extension thereof. In only this event, the Vessel shall be required to have the survey cycles and class certificates required for delivery of the Vessel for scrap at the port designated by Owners.

(b) Charterers shall use best efforts to ensure that the voyage immediately prior to the re-delivery of the Vessel pursuant to this Clause 27 will terminate at or in close proximity to the Specified Port. If the voyage immediately prior to the Vessel's re-delivery does not terminate at the Specified Port, Charterers shall arrange for re-delivery of the Vessel to the Specified Port at Owners' sole expense. Charterers shall use best efforts to minimize Owners' expense for this voyage, including but not limited to arranging for the Vessel to deliver a cargo to the Specified Port, payment for which will be for the account of Owners. Owners shall pay all costs and expenses approved in advance by Owners incurred in connection with re-delivery of the Vessel.

      28. ASSIGNMENT AND SUB-DEMISE. (a) The Charterers shall not assign this Charter nor sub-bareboat the Vessel except with the prior consent in writing of the Owners which shall not be unreasonably withheld and subject to such terms and conditions as the Owners shall approve. The Charterers may sub-charter the Vessel without the consent of the Owners.

      (b) During the Charter Period, the Owners may sell the Vessel or assign this Charter with the prior written consent of the Charterers, such consent not to be unreasonably withheld or delayed. In the event of a sale of the Vessel or assignment of the Charter, this Charter shall remain in full force and effect. Except as otherwise expressly stated herein, Owners shall retain their obligations under the Charter, and any purchaser or assignee shall acknowledge in writing Charterers' right to quiet enjoyment under the Charter. Owners shall
(i) notify Charterers in writing of their intention to sell the Vessel and (ii) immediately notify Charterers if Owners are in firm negotiations with a potential purchaser. Notwithstanding anything in this Clause 28 to the contrary, Owners shall not sell the Vessel (x) to any direct shipping industry competitor of Charterers, or (y) to an entity which is a major shareholder of or which has direct influence upon a direct competitor of Charterers, or (z) to an entity which, according to Owners' normal credit evaluation, is not financially qualified.

      29. DEMISE: CHARTER PERIOD AND DELIVERY OF VESSEL. Upon the terms and conditions of the Charter, and subject to termination as provided herein, the Owners hereby let and demise to the Charterers and the Charterers hereby hire the Vessel for a charter period (the "Charter Period") consisting of (i) an interim Charter Period ("Interim Charter Period") commencing December 30, 1994 and ending on March 31, 1995; (ii) a primary Charter Period ("Primary Charter Period") commencing on April 1, 1995 and expiring at the later to occur of midnight, London Time, on December 31, 2000 or 365 days following Owners receipt of whichever of the two notices referred to in Clause 35.1(i) and Clause 35.1(ii) is sent by Charterers and; (iii) any extensions of this Charter pursuant to the provisions of Clause 35. For any partial months forming a part of the Charter Period a daily Charter-hire rate which shall equal the monthly Charter-hire specified in Clause 32 below or Clause 35 below, as the case may be, divided by 30 shall be applicable or prorata for periods of less than a day. The Charter Period shall be extended for the duration of any voyage in progress at the time the Charter Period would otherwise expire and such extension shall remain in effect for such additional period as shall be required to effect redelivery, but in no event shall such additional period exceed a period of 60 days.

      30. ACCEPTANCE AND WARRANTIES. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS CHARTER, THE OWNERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, SEAWORTHINESS, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OR FITNESS FOR A PARTICULAR PURPOSE OF THE VESSEL OR AS TO THE ELIGIBILITY OF THE VESSEL FOR ANY PARTICULAR TRADE OR ANY OTHER

REPRESENTATION OR WARRANTY WITH RESPECT TO THE VESSEL AND NONE SHALL BE IMPLIED FROM THIS CHARTER.

      31. SURVEY AND CLASSIFICATION. The Charterers shall from time to time if reasonably requested to do so by the Owners furnish to the Owners (a) copies of the Certificate of Confirmation of Class issued by the relevant classification society showing the above-mentioned classification and rating have been retained and (b) copies of all classification society reports on annual, other periodic and damage surveys.

      32. CHARTER HIRE. Without notice or demand, the Charterers shall pay to the Owners a net charter-hire ("Charter-hire") for its use of the Vessel and its other rights hereunder; Charter-hire for each month during the Interim Charter Period and the Primary Charter Period shall be the sum of USD192,551, payable at such address as the Owners may from time to time designate. Charterers shall pay Charter-hire by bank wire transfer on the last day of each calendar month during the Charter Period in immediately available funds of USD without discount. If the last day of a calendar month during the Charter Period is not a banking day as defined in Clause 45 hereof, Charter-hire shall be payable on the immediately preceding banking day. For any period of the Charter Period of less than one month, Charter-hire is payable for each day at the daily Charter-hire rate calculated in accordance with Clause 29 hereof. If any payment of Charter-hire is not received on the date or before the date on which that payment is first due, the Charterers shall also pay to the Owners, immediately on demand, interest on the amount of the late payment at an annual rate equal to the rate of interest charged by the Mortgagee (as hereinafter defined) to the Owners in respect of that late payment, or 3 months LIBOR plus 3% if no Mortgage (as hereinafter defined) on the Vessel exists at the time of such late payment. The duty of the Charterers to make all payments of Charter-hire and all other sums payable by the Charterers hereunder shall be absolute and unconditional, and no such payment shall be subject to any right of set off, counterclaim, defense, abatement, suspension, deferment, diminution, reduction or other right or cause which the Charterers may have against the Owners or any other person for any reason whatever; and the Charterers shall have no right to terminate the Charter and to be relieved of its obligation to pay Charter-hire (except as expressly provided in the Charter) or to be released, relieved or discharged from any other duty or liability under the Charter for any reason whatsoever, including, without limitation: (i) any damage to, or loss, requisition, seizure, forfeiture or marshal's or other sale of the Vessel; (ii) any libel, attachment, levy, detention, sequestration, or taking into custody, or any restriction or prevention of, or interference with, the use of the Vessel unless caused by the Owners or its agents; (iii) any defect in title, seaworthiness, condition, design, operation or fitness for the use of the Vessel or encumbrance or any dispossession from the Vessel by the title paramount or otherwise; (iv) any act, omission or breach in the part of the Owners under this Charter or any other agreement existing between the Owners and the Charterers; (v) any bankruptcy, insolvency, dissolution, liquidation, composition, or similar proceeding relating to the Owners, or any action taken with respect to this Charter, other than rejection, disclaimer or any failure to confirm adoption or being bound, by any trustee or receiver of the Owners, or by any court in any such proceeding; (vi) any change, extension, indulgence or other act or omission in respect of any indebtedness or duty of the Owners, or any sale, exchange, release, or surrender of, or other dealing in, any security for any such indebtedness or duty; and (vii) any ineligibility of the Vessel, or denial of the Vessel's right, to engage in any trade or by reason or any law or regulation of the United States or Liberia or otherwise, or any failure to obtain any required governmental consent for any transfer of rights of title by Owners to the Charterers pursuant to any provisions hereof and thereof. Any payment required to be made by the Charterers under this Clause shall be made without prejudice to, and shall not be construed as a waiver of, any rights or causes of action which the Charterers may have against the Owners or any other person. Even though during the Charter Period the Charterers shall be deprived of, or limited in, the use of the Vessel in any respect or for any length of time, whether or not by reason of any act or omission of the Owners or otherwise, the Charterers, except as provided by the exclusions from the foregoing clauses (ii) and (v), shall, without prejudice to any claim against the Owners or any other person by reason of the Owners' or any other person's wrongful act or omission, continue to make all payments required of the Charterers by the terms of this Charter without interruption or abatement, unless and until this Charter shall have terminated in accordance with the express provisions hereof. The total amount of any damages or the costs and expenses of enforcement of any other claim referred to in the immediately preceding sentence shall constitute a debt of the Owners owing to the Charterers payable on demand. Except as expressly provided herein, the Charterers waive, and covenant not to assert, all rights now or hereafter conferred by statute or otherwise to terminate or surrender the Charter or any abatement, suspension, deferment, diminution or reduction of Charter-hire or any other sums payable by the Charterers hereunder.

      33. MORTGAGES. The Owners shall have the right to collaterally assign and grant a security interest in the Vessel and this Charter to secure a loan or loans from one or more lenders (each a "Mortgagee") pursuant to security agreements (each a "Mortgage") executed in favor of such Mortgagee. The Charterers have the right to approve the terms of any Mortgage, which approval shall not be unreasonably withheld or delayed. The Owners shall provide to the Charterers a true copy of any such Mortgage. Charterers agree to create and affix such notices concerning Owners' ownership of the Vessel, this Charter and any Mortgage as Owners or Mortgagee may reasonably request. The Charterers agree that it will not take any action under this Charter or otherwise which would violate, or cause the Owners to violate, any provisions of the approved Mortgage.

      34. INSURANCE.

      34.1 HULL INSURANCE. The Charterers will at their own expense, at all times during the Charter Period, insure the Vessel and keep her insured, in lawful money of the United States, for no less than 100% of the Stipulated loss Value (as defined in Clause 42 hereof). Such insurance shall cover marine risk perils on hull and machinery and war risk perils on hull and machinery, including protection and indemnity, and the policy or policies of insurance shall be issued by responsible underwriters approved by the Owners, shall be maintained in the broadest forms available in either the American, British, Norwegian or Japanese markets, or with the approval of the Owners, other foreign markets, shall otherwise contain conditions, terms stipulations, and insuring covenants satisfactory to the Owners.

      34.2 PROTECTION AND INDEMNITY INSURANCE. The Charterers shall maintain protection and indemnity insurance by entering the Vessel, for its full tonnage, in a Protection and Indemnity Association which is a member of the International Group of P&I Clubs on terms and conditions customary for a Vessel of its size, age and type, covering all customary rights including pollution liability risks but in no event shall the amount of such insurance be less than the maximum amount of P&I cover available from time to time under the basic entry of the Vessel in the P&I club.

      34.3 OTHER INSURANCE.

            (a) While the Vessel is laid up, the Charterers may, in lieu of some or all of the above-mentioned insurance, provide and maintain port risk insurance in the amount and upon the other terms and conditions specified in the preceding subsections of this Clause 34.

            (b) The Charterers shall also maintain, at its expense, for the benefit of the Mortgagee, the Owners and the Charterers, additional insurance (other than mortgagee interest and additional perils insurance) in such amounts and against such risks arising from or connected with the ownership or operation of the Vessel as from time to time may commonly be insured against or may reasonably be required by the Mortgagee or the Owners. The Charterers shall also maintain at its expense such other insurance as may at the time be required by applicable law.

      34.4 MARINE INSURANCE REPORT. If requested to do so by the Owners the Charterers will furnish or cause to be furnished to the Owners and the Mortgagee on the date of delivery of the Vessel under the Charter and thereafter at intervals of not more than 12 months, a report signed by a firm of independent marine insurance brokers appointed by the Charterers and reasonably satisfactory to the Mortgagee and the Owners, who may be the marine insurance brokers regularly employed by the Charterers, showing the insurance then carried and maintained on the Vessel, responding to such inquiries concerning relevant insurance matters as the Mortgagee and the Owners may request, and stating the opinion of said insurance brokers that such insurance is adequate and reasonable for the protection of the interests of the Mortgagee and the Owners and is in compliance with the terms hereof. The Owners shall reimburse the Charterers for the out-of-pocket expenses properly incurred by the Charterers in obtaining that report. At the Charterers' expense, the Charterers will obtain a letter of understanding from such firm of independent marine insurance brokers containing an undertaking to advise the Mortgagee, and the Owners promptly of any default in the payment of any premium on any insurance required to be carried and maintained by this Clause 34, and of any other act or omission on the part of the Charterers or the Owners of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Vessel.

      34.5 POLICY PROVISIONS. All policies, binders and other insurance contracts in respect of insurance required under this Clause 34 shall: (i) name the Mortgagee (if any), the Charterers and the Owners as assureds, and provide that neither the Mortgagee, nor the Owners shall be liable under such policies for payment at any premium, club call, assessment or advance; (ii) provide that unless otherwise consented to in writing by the Mortgagee, and the Owners, losses are payable to the Mortgagee, and the Owners for distribution to it and any other named assured, as their interests may appear PROVIDED THAT so long as the underwriters have not been advised that an Event of Default has occurred and remains unremedied, in the case of any loss involving damage to the Vessel the underwriters may pay directly to the Charterers up to and including a maximum amount of USD500,000 creditable against repair costs and charges relating to such loss all without the prior consent of the Mortgagee or the Owners; and
(iii) provide for at least 10 days' prior written notice to be given to the Owners and Mortgagee by the underwriters, insurance company or fund, as the case may be in the event of actual or prepaid cancellation or reduction of coverage. The Charterers will deliver to the Mortgagee and the Owners true and correct copies of all cover notes, policies, binders and certificates of entry in protection and indemnity associations, and all endorsements and riders amendatory thereof, evidencing insurance required to be carried and maintained by this Clause 34.

      34.6 APPLICATION OF PROCEEDS TO STIPULATED LOSS VALUE. Upon the occurrence of an event under Clauses 36 or 41 requiring the payment to the Owners of the Stipulated Loss Value of the Vessel, the insurance proceeds payable under policies required hereby as result of such occurrence shall be paid to the Mortgagee and applied, first to pay all monies due, if any, under the Mortgage but not exceeding the Stipulated Loss Value and, secondly, to an account to be established in the joint names of the Owners and the Charterers. If no Mortgage shall exist at the time of any such payment, all insurance proceeds shall be payable into the joint account referred to in the preceding sentence. If the Stipulated Loss Value payment has not already been made by the Charterers hereunder then the Owners shall credit the sum of the Mortgage debt in reduction of the Charterers' obligation to make such payment and, in addition, Owners shall be entitled to withdraw from the joint account an amount up to the balance of the Stipulated Loss Value together with all sums then due and owing by Charterers under the Charter. The Charterers hereby irrevocably agree to such withdrawal. The balance, if any, of monies in the joint account remaining thereafter will, be held to the order of the Charterers. In the event that the Charterers shall pay the Stipulated Loss Value to the Owners prior to the time at which the insurance proceeds are paid to the Mortgagee then the Owners shall contemporaneously with the making of that payment by the Charterers pay all monies due, if any, to the Mortgagee and assign to the Charterers all rights which the Owners may have in and to any proceeds of the insurance. Accordingly in such event all monies in the joint account shall be held to the order of the Charterers.

      34.7 PROOF OF LOSS. The Charterers will, at their own expense, make or cause to be made all proofs of loss and take, or cause to be taken, all other action necessary or appropriate to make collections from the underwriters of insurance required to be carried and maintained by this Clause 34. To that end, the Owners at the Charterers' expense, will execute such claim papers and other documents, take such action and furnish such information as the Charterers may reasonably request, including tendering abandonment of the Vessel to the underwriters.

      34.8 NO ACT IMPAIRING INSURANCE. The Charterers will not do any act, nor suffer any act to be done, whereby any insurance required hereunder shall or may be suspended, impaired or defeated, and will not suffer the Vessel to carry any cargo not permitted, or to be operated in any geographical area where it would not be covered, under the insurance policies in effect without first covering the Vessel with insurance complying with provisions of this Clause 34. The Charterers will advise the Mortgagee and the Owners in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Charterers of which they have knowledge and which might invalidate or render unenforceable, in whole or on part, any insurance on the Vessel. In the event that the Charterers shall fail to maintain insurance as herein provided, the Owners may at their option provide such insurance and, in such event, the Charterers shall, upon demand, reimburse the Owners for the cost thereof.

      34.9 ASSIGNMENT OF INSURANCE. By way of security for all obligations of the Charterers to the Owners (whether present or future, actual or contingent) under this Charter the Charterers as beneficial owners hereby assign absolutely and agree to assign absolutely to and in favour of the Owners all their rights, title and interest, present and future to and in all insurances in respect of the Vessel (including claims of whatsoever nature and return of premiums). Such assignment shall be on terms that payments shall be made in accordance with Clause 34.5. The Charterers shall execute a Notice of Assignment and Loss Payable Clause reflecting the foregoing and shall procure that the same shall be notified to brokers and underwriters in accordance with market practice. The Charterers acknowledge that the rights so assigned to the Owners shall be capable of further assignment by the Owners to the Mortgagee. The Charterers shall procure that the insurers shall issue in favour of the Mortgagee such letters of undertaking in respect of the insurances as shall be consistent with market practice.

      35. EXTENSIONS OF TERM; CHARTER CANCELLATIONS; PURCHASE; SALE; REDELIVERY.

      35.1 EXPIRATION OF PRIMARY CHARTER PERIOD. If no Event of Default hereunder has occurred and is continuing, Charterers shall have the following options at the expiration of the Primary Charter Period: (i) upon not less than 365 days prior written notice to Owners, return the Vessel to Owners pursuant to Clause 27 hereof subject, however, to Owners' rights set forth in this Clause
35.1 below; or (ii) upon not less than 365 days prior written notice to Owners, extend the Charter Period for a first extended Charter Period of 21 calendar months duration ("First ECP") at a monthly Charter-hire payable on the first day of each month during the First ECP equal to the Charter-hire payable during the Primary Charter Period as set forth in Clause 32. In the event Charterers fail to give either of the two notices referred to in the preceding sentence on or prior to 365 days before the expiration of the Primary Charter Period, Charterers shall be deemed to have given the notice referred to in Clause 35.1(ii). The First ECP shall commence immediately upon the expiration of the Primary Charter Period and shall expire on the latest to occur of (x) 21 calendar months after the expiration of the Primary Charter Period (y) 270 days after receipt by Owners of Charterers' written notice to return the Vessel in accordance with the terms of Clause 27 hereof or (z) 270 days after receipt by Owners of Charterers' written notice to extend the Charter Period for a Second ECP as hereinafter defined. Notwithstanding the foregoing, in the event Charterers give the notice referred to in Clause 35.1(i) above, Owners, by written notice to Charterers given on or before the later of 90 days following their receipt of such notice or 270 days prior to the expiration of the Primary Term, may require that the Charter Period shall be extended for the First ECP.

      35.2 EXPIRATION OF FIRST ECP. If no Event of Default hereunder has occurred and is continuing, Charterers shall have the following options at the expiration of the First ECP: (i) upon not less than 270 days prior written notice to Owners return the Vessel to Owners pursuant to Clause 27 hereof; or
(ii) upon not less than 270 days prior written notice to Owners, extend the Charter for a second extended Charter Period of nine calendar months duration ("Second ECP") at a monthly Charter-hire payable on the first day of each month during the Second ECP equal to the Charter-hire payable during the Primary Charter Period as set forth in Clause 32. The Second ECP shall commence immediately upon the expiration of the First ECP and shall expire at 12:00 P.M. London Time on the latest to occur of (x) nine calendar months after the expiration of the First ECP (y) 270 days after receipt by Owners of Charterers' written notice to return the Vessel in accordance with the terms of Clause 27 hereof or (z) 270 days after receipt by Owners of Charterers' written notice to extend the Charter Period for a Third ECP as hereinafter defined.

      35.3 EXPIRATION OF SECOND ECP. If no Event of Default hereunder has occurred and is continuing, Charterers shall have the following options at the expiration of the Second ECP: (i) upon not less than 270 days prior written notice to Owners, return the Vessel to Owners pursuant to Clause 27 hereof; or
(ii) upon not less than 270 days prior written notice to Owners extend the Charter Period for a third extended Charter Period of 18 calendar months duration ("Third ECP") commencing immediately upon the expiration of the Second ECP and ending at 12:00 p.m. London Time on the latest to occur of (x) 18 calendar months after the end of the Second ECP, (y) 270 days after receipt by Owners of Charterers' written notice to return the Vessel in accordance with the terms of Clause 27 hereof or (z) 270 days following the receipt by Owners of Charterers' written notice of its election to extend the Charter Period for a Fourth ECP as hereinafter defined. Charter-hire during any such Third ECP shall be payable on the first day of each month during such Third ECP in the amount of USD135,238. If Charterers elect to extend the Charter for a Third ECP pursuant to this clause 35.3, Owners shall have the option upon written notice given within ninety days after Owners' receipt of Charterers' notice referred to in Clause 35.3(ii) to require Charterers to purchase the Vessel on the final day of the Second ECP at a purchase price equal to the greater of USD2,000,000 or its then FMV (as hereinafter defined), as agreed to by Owners and Charterers or in the absence of such agreement as determined pursuant to the provisions of Clause 35.6. Charterers shall pay Owners the purchase price of the Vessel in immediately available funds on the final day of the Second ECP. Upon Owners receipt of the purchase price and all other sums due pursuant to this Charter, if any, Owners shall convey title of the Vessel to Charterers pursuant to the provisions of Clause 42.4.

      35.4 EXPIRATION OF THE THIRD ECP. If no Event of Default hereunder has occurred and is continuing, and provided Owners have not exercised their rights set forth above in Section 35.3, Charterers shall have the following options at the expiration of the Third ECP: (i) upon not less than 270 days prior written notice to Owners, return the Vessel to Owners pursuant to the provisions of Clause 27 hereof or (ii) upon not less than 270 days prior written notice to Owners extend the Charter Period for a fourth extended Charter Period of 18 calendar months duration ("Fourth ECP") commencing immediately upon the expiration of the Third ECP and ending 12:00 p.m. London Time on the latest to occur of (x) 18 calendar months after the end of the Third ECP, (y) 270 days following the receipt by Owners of Charterers' written notice to return the Vessel at the end of the Fourth ECP in accordance with the terms of Clause 27 hereof or (z) the effective date of exercise of one of Charterers' options set forth in Clause 35.5. Charter-hire shall be payable on the first day of each month during such Fourth ECP in the amount of USD135,238. If Charterers elect to extend the Charter for a Fourth ECP pursuant to this Clause 35.4, Owners shall have the option upon written notice given within 90 days after Owners' receipt of Charterers' notice referred to in Clause 35.4(ii) to require Charterers to purchase the Vessel at the expiration of the Third ECP for a purchase price equal to the greater of USD1,000,000 or its then FMV as determined pursuant to the procedures set forth in Section 35.3. Charterers shall pay to Owners in immediately available funds the purchase price of the Vessel on the final day of the Third ECP. Upon Owners receipt of the purchase price of the Vessel and all other sums due pursuant to this Charter, if any, Owners shall convey title of the Vessel to Charterers pursuant to the provisions of Clause 42.4.

      35.5 EXPIRATION OF FOURTH ECP. If no Event of Default hereunder has occurred and is continuing, and provided Owners' have not exercised their rights set forth above in Section 35.4, Charterers shall have the following options at the expiration of the Fourth ECP: (i) upon not less than 120 days prior written notice to Owners, extend the Charter Period for a term designated by Charterers in such notice at a monthly Charter-hire equal to the Vessel's then fair rental value determined in accordance with the procedures for determining FMV set forth in Clause 35.6 or (ii) upon not less than 120 days prior written notice to Owners, purchase the Vessel on the last day of the Fourth ECP for a cash purchase price equal to the then FMV of the Vessel in which case the Vessel shall be conveyed to Charterers pursuant to the provisions of Clause
42.4. In the event neither of the options set forth above in this Clause 35.5 are exercised by Charterers, Charterers shall return the Vessel to Owners pursuant to Clause 27 hereof.

      35.6 FAIR MARKET VALUE. Fair Market Value ("FMV") shall be the amount which would be paid by a willing buyer (who is not a ship dealer or broker) to a willing seller for the Vessel neither under any compulsion to buy or sell Vessel assumed to be in the condition it is required to be in under this Charter as determined using the procedures set forth below in this Clause 35.6. If Charterers and Owners are not able to mutually agree as to the FMV of the Vessel, then the FMV shall be determined as follows: Each party shall appoint two independent shipbrokers. Each of the four shipbrokers who have been appointed shall provide to both parties, within 10 days of appointment, a written estimate of the FMV of the Vessel. The highest and lowest estimate shall be disregarded and the FMV of the Vessel shall be determined as the average of the two remaining estimates. Each party shall bear the fees and expenses of the brokers that each party appointed. For the purpose of determining the FMV, Shipbrokers shall assume that the Vessel is in the condition required by Clause 27 hereof.

      36. REQUISITION OF TITLE. In the event that during the Charter Period title to the Vessel shall be requisitioned by, or the Vessel shall be seized by or forfeited to, any governmental authority or any person or persons, whether or not acting under color of governmental authority (except a requisition for hire referred to in Clause 23), the Charterers shall forthwith give written notice thereof to the Owners and, unless such requisition, seizure or forfeiture shall be withdrawn, reversed or released within 150 days, the Charterers, shall give 30 days written notice to the Owners of the termination of this Charter. On the termination date specified in such written notice, the Charterers will pay to the Owners the Stipulated Loss Value for the Vessel determined as set forth in Clause 42.2. Upon payment in full of such Stipulated Loss Value, the Owners will, if requested in writing by the Charterers, transfer to the Charterers the Owners' interest in the Vessel as well as in all other rights of Owners relating thereto (except Owners' rights to be indemnified pursuant to Clause 43 for acts or omissions occurring during the Charter period) to the Charterers, or, if required, to the Charterers' designee.

      37. LAWS, CONSENT TO JURISDICTION.

      37.1 ENGLISH LAW. This Charter shall be governed by and construed in accordance with English law.

      37.2 OTHER LAWS. The Charterers at their expense will cause the Vessel at all times to comply with all applicable laws, treaties and conventions, and all rules and regulations issued thereunder, and will cause the Vessel to have on board, when required thereby, valid certificates showing such compliance.

      37.3 CONSENT TO JURISDICTION. The Owners and the Charterers agree that the courts of England shall have jurisdiction to settle any disputes which may arise out of or in connection with this Charter and each of them hereby waives any objection on the grounds of inconvenient forum to any proceedings which relate to this Charter being brought in the courts of England. The Owners and the Charterers agree that any process or other document connected with proceedings in the English courts which relates to this Charter shall be treated for all purposes as having been duly served if it is received as follows:

      (a)   on behalf of the Owners by:

            Wikborg, Rein & Co.
            1 Knightrider Court
            London EC4V 5JP

      (b)   on behalf of the Charterers by:

            Gearbulk (UK) Ltd.
            Copsem Lane,
            Esher,
            Surrey KT10 9KD
            (or its other address from time to time)

      The Owners and the Charterers each hereby agree to maintain a person in England authorized to accept process throughout the period of this Charter.

      38. DOCUMENTATION. The Owners will, if requested to do so by the Charters and at the expense of the Charterers, execute such documents and furnish such information as the Charterers may reasonably require to enable the Charterers to obtain and maintain the documentation of the Vessel. If either the Owners or the Charterers should desire to document or operate the Vessel under another flag and if the prior written consent of the other party and the Mortgagee; if any, which shall not be unreasonably withheld, is obtained, both parties will cooperate as necessary to re-document and/or re-flag the Vessel. The Owners will not change the port of documentation without the Charterers' prior written consent.

      39. CHANGES, CHARTERERS' EQUIPMENT.

      39.1 STRUCTURAL AND SIMILAR CHANGES. The Charterers may, at their cost and expense, modernize or improve the Vessel by making any structural change or alteration thereof or any change or alteration in or substitution or replacement for the machinery, boilers or other equipment of the Vessel; PROVIDED, HOWEVER, that before undertaking any such changes, the Charterers shall, in each case, obtain (a) the prior written consent of the Owners, which shall not be unreasonably withheld, or (b) an opinion of an independent naval architect (appointed by the Charterers and approved by the Owners) to the effect that such change will not diminish the market value, utility and seaworthiness of the Vessel below the market value, utility and seaworthiness thereof immediately prior to such changes, alterations, substitutions or replacements if the Vessel were then in the condition and seaworthiness required to be maintained under the Charter, and that such change will not require the Vessel to be documented anew. If it should be determined that the FMV of the Vessel will be diminished as result of the changes which the Charterers have proposed, the Charterers shall pay to the Owners, and Owners shall hold in a segregated interest bearing account ("Account") an amount equal to the amount by which the FMV of the Vessel will be diminished. The Account may be pledged by Owners to secure its obligations to the Mortgagee. If the Owners and the Charterers are not able to agree on the amount to be paid into the Account prior to the time at which the work is begun the parties will use the procedures set forth in Clause 35.6 (except that the cost of all brokers shall be for the account of Charterers) to determine such amount. All machinery, boilers, or other equipment (other than the Charterers' Equipment as defined in Clause 39.2 hereof) resulting from, or affected by, such change, alteration, substitution or replacement shall without necessity of further act become part of the Vessel and the property of the Owners. All approved changes shall be expeditiously completed in a good and workmanlike manner. At the end of the Charter Period, Owners and Charterers shall determine, pursuant to the procedure described above in this Clause 39.1 the amount, if any, by which the changes to the Vessel previously performed by Charterers have reduced its FMV as of the end of the Charter Period below its FMV had such changes not been made ("End Reduction"). In the event it is determined that the amount of the End Reduction is less than the contents of the Account originally paid into the Account by Charterers, any amount in the Account exceeding the End Reduction (together with the allocable portion of the Accounts accrued interest) shall be paid to Charterers and the remainder of the Account paid to Owners; in the event it is determined that the End Reduction is greater than the amount originally paid into the Account by Charterers, the contents of Account shall be retained by Owners and Charterers shall pay to Owners an amount by which the FMV as so determined exceeds the then contents of the Account. The Charterers shall procure and pay for all permits and licenses required in connection with any such change, alteration, substitution or replacement, and shall, upon request of the Owners, deposit with the Owners an acceptable surety bond or other security satisfactory to the Owners to assure the completion of and payment for any such change, alteration, substitution or replacement.

      39.2 CHARTERERS' EQUIPMENT. Subject to compliance with the provisions of Clause 39.1 hereof, the Charterers may add to or install upon the Vessel such additional machinery, tackle, tools, apparel, furnishings and other equipment which are removable without damage to, and require no structural change of the Vessel ("Charterers' Equipment"). All the Charterers' Equipment shall remain the property of Charterers during the Charter Period, provided that any Charterers' Equipment not removed by the Charterers at their expense prior to redelivery of the Vessel pursuant to Clause 27 hereof shall be considered abandoned by the Charterers and may be appropriated or disposed of by the Owners without notice or accountability to the Charterers.

      40. NOTICE OF LIEN, LOSS, REQUISITION, LIBEL, SALE, CASUALTIES. In the event of (i) actual total loss of the Vessel, (ii) requisition of the use of or title to, or forfeiture of, the Vessel by any governmental authority or persons acting under the authority thereof, (iii) the attachment, levying upon, detention, sequestration or taking into custody of the Vessel in connection with any proceeding, (iv) marshal's or other sale of the Vessel (v) any casualty, accident or damage to the Vessel, involving an amount in excess of USD500,000, the Charterers will forthwith give notice thereof by telex or fax, confirmed by letter (containing full particulars) to the Owners.

      41. LOSS. In case the Vessel shall become an actual total loss, or, in accordance with the terms of the relevant insurance policies, be declared a constructive, agreed or compromised total loss, then in such event the Charterers shall within 30 days after such declaration, or, in case the Vessel has been lost without trace, within 150 days after the date of which the Vessel was last sighted or heard from, either (i) give at least 30 days' written notice to the Mortgagee and the Owners of the termination of this Charter or (ii) notify the Owners of their election to continue paying Charter-hire for an additional period of 90 days, at which time the Charter shall terminate. On the termination date, the Charterers will pay to the Owners the Stipulated Loss Value for the Vessel determined as set forth in Clause 42 hereof. Upon payment in full of such Stipulated Loss Value, the Owners, if requested in writing by the Charterers, will transfer their interest in the Vessel and all of Owners' rights relating thereto (except Owners' rights to be indemnified pursuant to Clause 43 for acts or omissions occurring during the Charter Period) to the Charterers, or, if required, to the Charterers' designee.

      42. PAYMENT OF STIPULATED LOSS VALUE AND CONVEYANCE.

      42.1 PAYMENT OF STIPULATED LOSS VALUE. If the Charterers shall give a notice of termination pursuant to Clause 36 or Clause 41 hereof, then the Charterers shall make the payment, if any, required to be made by the Charterers pursuant to such Clauses. On the termination date specified in such notice this Charter shall terminate (except with respect to obligations or liabilities of the Charterers which arose on or prior to such date) and the Owners, at the expense of the Charterers, will, upon receipt of the payments required by such clause on such date, transfer all of their right, title and interest in the Vessel to the Charterers.

      42.2 STIPULATED LOSS VALUE. The Stipulated Loss Value shall be equal to the sum of an amount computed in accordance with the Stipulated Loss Value Calculation Sheet attached hereto as Schedule 2 hereof. Such Stipulated Loss Value shall be determined as of the Payment Date immediately preceding the termination date of the Charter or if no Payment Date precedes such termination date, as of the Delivery Date.

      42.3 CONDITIONS OF TERMINATION. Notwithstanding any other term hereof, this Charter shall not terminate pursuant to Clauses 36, 41 or 44.1.7 until, in addition to payment of the Stipulated Loss Value, Charterers shall have discharged, or made provision satisfactory to the Owners for the discharge of, all Charter-hire, liabilities and obligations of the Charterers due and payable on or accruing up to and including the date of such termination, and, in case of a purchase of the Vessel by the Charterers, this Charter shall not terminate until the completion of such purchase.

      42.4 CONDITIONS OF CONVEYANCE. Any conveyance of the Owners' interest in the Vessel to the Charterers under any provision of this Charter shall be made without recourse or warranty as set forth in Clause 30 hereof except that Vessel shall be conveyed free of all liens and encumbrances placed thereon by Owners. In the event that such conveyance is effected as the result of an Event of Default all expenses (excluding income taxes) incidental to such purchase and conveyance shall be borne by the Charterers, but in all other circumstances each party shall bear their own costs and expenses. Upon any conveyance of the Owners' interest in the Vessel pursuant to any such section and termination of this Charter, (i) all of the Owners' right and claims with respect to the Vessel against third parties for damages to or loss of the Vessel, for requisition, seizure or forfeiture of the Vessel, or otherwise, and to any insurance proceeds or amounts payable by any governmental authority in connection with a requisition, seizure or forfeiture or excess proceeds not theretofore received by the Owners shall thereupon forthwith belong to, and be transferred to, the

Charterers, subject to the rights, if any, of underwriters, and the Owners will, at the expense of the Charterers, take all such action as the Charterers or their designee may reasonably request to confirm such ownership; (ii) any insurance proceeds or amounts paid by any governmental authority in connection with any requisition, seizure or forfeiture, and excess proceeds received by the Owners prior to or on such termination date shall be credited against the Charterers' obligation to pay the Stipulated Loss Value for the Vessel to the extent not previously paid by the Charterers, and if the aggregate amount of any insurance proceeds, amounts paid by any governmental authority in connection with any requisition, seizure or forfeiture, and excess proceeds received by the Owners shall exceed the Stipulated Loss Value for the Vessel computed pursuant to this Clause 42 less all or part of any such Stipulated Loss Value previously paid by the Charterers, the Owners will promptly pay such excess amount to the Charterers; and (iii) the Charterers will agree to indemnify, to the extent specified in Clause 43, the Owners against any claim for repayment of any insurance proceeds or other amounts credited against the purchase price, and to assume liability and responsibility for any such claim.

      43. INDEMNIFICATION AND EXPENSES.

      The Charterers hereby assume liability for and at their expense agree to indemnify, protect, save and keep harmless the Owners, their respective successors, assigns, agents and servants from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including reasonable legal fees and disbursements) of whatsoever kind and nature, except liability for taxes levied or based on the income of Owners, which:

      (i) Arise out of facts occurring prior to the commencement of the Charter Period; or

      (ii) Arise out of the sale of the Vessel to the Owners by the Charterers (but excluding costs and expenses of negotiating and completing the sale, in respect of which each party shall bear its own and sales taxes, if any, which shall be for the account of Owners); or

      (iii) Relate in any way to or arise out of the Charterers' possession, use, operation, chartering, conditioning, maintenance or repair of the Vessel during the Charter Period, or the termination of this Charter;

provided, however, the Charterers shall not be required so to indemnify any person for such loss or liability where such loss or liability: (a) results from the willful misconduct, intentional nonfullfillment of contractual obligations or negligence of such persons being indemnified; (b) is an amount paid in settlement of any litigation with respect to which this indemnity would otherwise apply where such settlement is effected without the written consent of the Charterers; or (c) arises out of any act, default or omission of the Owners, their successors, assigns, agents or servants. In case any litigation shall be brought against the Owners with respect to which this indemnity provision applies, the Owners shall promptly notify the Charterers of the commencement thereof, and the Charterers shall be entitled to participate in (and, to the extent that it shall wish, to direct) the defense thereof at their own expense; provided, however, that such defense shall be conducted by counsel of good standing and satisfactory to the Owners. In the event that the Vessel shall be attached, levied upon, or taken into custody, or detained or sequestered by virtue of any proceeding in any court or tribunal or by governmental authority, the Charterers will promptly give notice to the Owners of such event, the Charterers, at the Charterers' expense, within 15 days thereafter, will cause the Vessel to be released and will cause all liens on the Vessel in connection with such event or other action to be discharged (whether by furnishing a surety bond or otherwise) and will forthwith notify the Owners of such release and discharge. If, within said 15-day period, the Vessel is not so released and any such lien discharged, the Owners may, at their option, but without obligations so to do, obtain such release and discharge, and all expenses of the Owners in connection therewith shall be reimbursed by the Charterers on demand.

      44. DEFAULTS.

            44.1 EVENTS OF DEFAULT. The following described events shall constitute "Events of Default":

            44.1.1. The Charterers shall fail to pay the whole or any part of the Charter-hire or Stipulated Loss Value payable pursuant to the terms of Clause 42.1 hereof, within three (3) banking days of receiving a second written notice from the Owners that the Charter-hire or Stipulated Loss Value, as the case may be, was not paid within three (3) banking days of receiving a first written notice from the Owners that the Charter-hire or Stipulated Loss Value, as the case may be, was not paid on the date when the same is due and payable; or

            44.1.2 Any representation or warranty set forth herein or delivered by Charterers in connection with this Charter shall prove to be false or misleading in any material respect when made; or

            44.1.3 An Event of Default as defined therein shall have occurred and remain unremedied under that certain Guaranty of the Obligations of Chantal Shipping Corporation of even date herewith; or

            44.1.4 Any of the insurance required to be provided by Charterers pursuant to Clause 34 hereof shall cease to be in force; or

            44.1.5. The Charterers shall fail to perform or comply with any material provisions of this Charter or to begin and to diligently take such steps or actions as may be necessary in order to cure that failure to perform or to comply with the terms of this Charter as soon as practicable, but in no event more than forty-five (45) days of receiving written notice from the Owners of such failure; or

            44.1.6. The Charterers shall be involved in financial difficulties as evidenced:

            (a) by their admitting their inability to pay their debts generally as they become due or otherwise acknowledging its insolvency;

            (b) by their filing a petition in bankruptcy or for reorganization or for the adoption of an arrangement under any law of the United States or any other jurisdiction which relates to the liquidation or reorganization of companies or the modification or alteration of the rights of creditors, (each such law, as from time to time in effect, being sometimes referred to as a "bankruptcy act", each as now or in the future amended) or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided;

            (c) by their making an assignment, or so-called trust mortgage or the like, for the benefit of their creditors or by its making a proposal to their creditors under any bankruptcy act; or by an encumbrancer taking possession of the Vessel;

            (d) by their consenting to the appointment of a receiver or a trustee (or other person performing a similar function) for the Vessel or all or a substantial part of its property;

            (e) by their being adjudicated a bankrupt;

            (f) by the entry of a court order which shall not be vacated, set aside or stayed within 30 days from the date of entry, (i) appointing a receiver or a trustee for all or a substantial part of their property, or (ii) approving a petition filed or application made against them for, or effecting an arrangement in, bankruptcy or for a reorganization or other relief pursuant to any bankruptcy act or for any other judicial modification or alteration of the rights of creditors; or

            (g) by the assumption of custody or sequestration by a court of competent jurisdiction of all or a substantial part of their property, which custody or sequestration shall not be suspended or terminated within 30 days from its inception.

            44.2.1. OWNERS' REMEDIES. Immediately upon occurrence of an Event of Default, the Owners may, in their sole discretion, by notice to the Charterers, declare that an Event of Default has occurred; and at any time thereafter, so long as the Charterers shall not have remedied all outstanding Events of Default, the Owners, by means of a second notice to the Charterers delivered to the Charterers may declare this Charter to be terminated and following the expiration of the 48 hour period referred to in 44.2.2. below, the Owners may resort to, and the Charterers shall comply with, one or more of the following remedies as designated by Owners, to the extent permitted by, and subject to compliance with, any mandatory requirements of applicable law then in effect:

            (a) the Owners may require the Charterers at the Charterers' expense to, and the Charterers hereby agree that they will, promptly redeliver the Vessel, or cause the Vessel to be redelivered, to the Owners with all reasonable dispatch allowing for the requirements of any laden voyage on which the Vessel may then be engaged and in the condition required by the terms of Clause 9 hereof, and all obligations of the Charterers under said Clause 27 shall apply to such redelivery; or

            (b) the Owners or their agent at the Owners' option without further notice, may, but shall be under no obligation to, retake the Vessel wherever found, whether upon the high seas or at any port, harbor or other place and irrespective of whether the Charterers, any subcharterer or any other person may be in possession of the Vessel, all without prior demand and without legal process, and for that purpose the Owners or their agent may enter upon any dock, pier or other premises where the Vessel may be and may take possession thereof, without the Owners or their agent incurring any liability by reason of such retaking, whether for the restoration or damage to property caused by such retaking or otherwise.

            (c) at Owners' option, and in its sole discretion, Owners may declare immediately due and payable, and receive from Charterers and sue to enforce the payment thereof, in addition to all sums then due hereunder, an amount equal to the Stipulated Loss Value set forth in Schedule 2 hereof calculated after the last payment of Charter-hire actually received by Owners, plus interest thereon at the rate of interest specified in Clause 32 hereof from the date of default until the date of payment, and, after receipt in good funds of the sums described above, Owners shall, if they have not already done so, terminate the Charter and, pay over to Charterers as, when and if received, any net proceeds (after all costs and expenses) if it has previously disposed of the Vessel, or if it has not previously disposed of the Vessel convey to Charterers all of its right, title and interest in and to the Vessel, as is, where is and with all faults, without recourse and without warranty provided, that the Vessel shall be free and clear of all encumbrances created by Owners.

An Event of Default shall constitute (as the case may be) either a repudiatory breach of, or breach of condition by the Charterers under, this Charter or an agreed terminating event the occurrence of which will (in any such case) entitle the Owners by notice to the Charterers to terminate the letting and hiring of the Vessel under this Charter and recover the amounts provided for in Clause 44.2.1(c) either as liquidated damages or as an agreed sum payable on the occurrence of such event. The use of the defined term "Event of Default" shall not prejudice the effect of this paragraph.

      44.2.2 If the Owners have given the Charterers the second notice of Owners' exercise of its rights under this Charter referred to in 44.2.1 above the Charterers may, but shall not be obliged to, give notice to the Owners, which must be received by the Owners within 48 hours of the delivery of the Owners' notice to the Charterers, stating that the Charterers elect to pay to the Owners, on a payment dated not less than 10 days after the date on which the Charterers' notice is received, an amount equal to (x) the then current Stipulated Loss Value of the Vessel, as computed in accordance with Clause 42.2 hereof and, as soon as it can practicably be determined, and (y) the amount (if any) by which then current FMV of the Vessel, as determined in accordance with Clause 35.6 hereof exceeds the Stipulated Loss Value plus all amounts then due but not paid. Upon payment of the relevant amount the Owners shall transfer all of their right, title and interest in the Vessel, as well as in all such other rights, as required by Clause 42.4, to the Charterers, or to the Charterers' designee. If the 48 hour notice referred to above is given, the Owners will exercise their rights in paragraphs (a) and (b) above in a manner which will not preclude the Charterers' purchase of the Vessel pursuant to this sub-clause. Nevertheless, the Owners shall not be required to permit the normal trading of the Vessel by the Charterers during the time while that purchase is pending.

If the Charterers fail to pay the amount due in order to take title to the Vessel on the required date, the Owners shall then have the full right to exercise its remedies set out in paragraphs (a) and (b) above and the Charterers shall have no further right to acquire title to the Vessel. The exercise by the Owners of their remedies in this Clause shall be without prejudice, and in addition, to any of the Owners' other remedies referred to in this Charter.

      44.3 OWNERS' BREACH OF CLAUSE 9(A). If the Charterers should be deprived of the full possession, use and/or control of the Vessel due to any default on the part of the Owners hereunder for any period or any cumulative periods totalling 60 days or more during the first six years of the Charter Period or totalling 10 days or more during each of the extensions of the Charter Period contemplated by Clause 35.1, 35.2, 35.3 and 35.4 hereof, the Charterers without prejudice to Charterers' other rights hereunder shall have the right, exercisable in their sole discretion, to:

            (a) pay off the Mortgage (up to but not exceeding the Stipulated Loss Value);

            (b)   terminate this Charter; and

            (c)   pay to Owners in cash the Stipulated Loss Value set forth on
                  Schedule 2 hereof based on the last payment of Charter-hire actually received by Owners less all amounts, if any, paid to Mortgagee pursuant to Clause 44.3(a) and thereupon have the Owners' title in the Vessel conveyed to the Charterers pursuant to Clause 42.4 hereof.

      45 BANKING DAYS. As used in this Clause the term "banking day" means a day on which banks are open for the conduct of ordinary business in both London, U.K. and New York, New York, U.S.A.

      46. NOTICE. All notices and other communications pursuant to or relating to this Charter shall be in writing and shall be delivered in hand by courier or other means, or sent by registered air mail with postage pre-paid, or by telex or telefax with receipt confirmed by answerback or other means, addressed as follows:

            (a) AFG Alouette Arrow Limited Partnership
                C/O AFG ASIT Corporation, General Partner
                c/o American Finance Group
                14th Floor
                Exchange Place
                Boston, MA   02109
                U.S.A.
                Attention:   General  Counsel
                Telephone:   (617) 542 - 1200
                Telefax:     (617) 523 - 1410

            (b) Chantal Shipping Corporation
                c/o Gearbulk Holding Limited
                Par La Ville Place, 14 Par La Ville Road
                Hamilton HMJX, Bermuda
                Attention:  Arthur E.M. Jones
                Telephone:  (809) 295-2184
                Telefax:    (809) 295-2234

with a copy to:

                Gearbulk (UK) Ltd.
                Milbourne House
                Copsem Lane
                Esher,
                Surrey KT10 9EP
                United Kingdom
                Attention:  Finance Department
                Telephone:  44-372-470707
                Telefax:    44-372-471148

or such other address as either party shall designate in a written notice to the other party hereto.

      Any notice provided for herein shall be deemed to have been effected when delivered in hand to an officer of the addressee, or if sent by registered air mail or by courier or other similar means and if properly addressed, either when received or on the seventh day following the day of dispatch, whichever shall occur earlier. Notices sent by telex or telefax shall be deemed to have been received when sent.

      47. Charterers agree that the courts of England shall have jurisdiction to settle any disputes which may arise out of or in connection with this Charter.

            4.7.1 Charterers hereby waive any objection on the grounds of inconvenient forum to any proceedings which relate to this Charter being brought in the courts of England.

            (a) Charterers agree that any process or other document connected with proceedings in the English courts which relate to this Charter shall be treated for all purposes as having been duly served on the Charterers if it is received by Gearbulk (UK) Ltd. presently of Copsem Lane, Esher, Surrey KT10 9EP, U.K.

            (b) If at any time while any of the Liabilities remain outstanding the Charterers fail to maintain a process agent in the United Kingdom authorized to receive such process and documents referred to in subsection (a) above, the Owners may, on Charterer's behalf, appoint any person whom the Owners think appropriate to be the Charterer's process agent in the United Kingdom and that appointment shall be, in every respect, as effective as if made by the Charterers themselves.

      48. TIME OF THE ESSENCE. Time shall be of the essence in the performance by Charterers of their obligations hereunder.

                                   SCHEDULE 1

FURTHER PARTICULARS OF THE VESSEL.

      Port of registry:               Bergen
      Signal letters:                 LALK4
      Classification:                 Germanischer Lloyd (NO. 33788)
      Builder:                        Juliana Constructoria Gijonesa,
                                      Gijon (Spain)

      Principal Dimensions:
      ---------------------

      Length (O.A.):                  159.22M
      Length (B.P.):                  151.61M
      Breadth (mld.):                  21.00M
      Depth (mld.):                    12.60M
      Full Load Draft (ext.):           9.15M
      Full Load Displacement:         21,742MT
      Light Weight:                    7,500MT
      Dead Weight:                    14,242MT

      Tonnage:                        gross                net
      --------                        -----                ---

      - Registered:                   12,688               4,284
      - Panama Canal:                 Not measured
      - Suez Canal:                   Not measured
      Main engine: AESA Sulzer
                   Type 6RND68
      Aux. engines:     2 Diesel Gen Wartsilla 62YTS
                        1 Caterpillar 3508DITA
                        1 Shaft Generator
                        Siemens 1FB33268
      Cargo Gear:       3x16MT El. Hydr.
                        Crane KH-1622

      Cargo Holds:      4 x Tanks of Abt 1832.4 CBM for Liquid
                        Pitch
                        2 x Dry Cargo Holds Box Shaped, each
                        32 x 16.2 x 14.285M
      Originally Delivered: 11/80

                                   SCHEDULE 2

                     STIPULATED LOSS VALUE CALCULATION SHEET

                             Stated as Percentage of
                    The Owner's Cost of Purchasing the Vessel

   AFTER                                       AFTER
  PRIMARY                                     PRIMARY
   TERM              STIPULATED LOSS           TERM              STIPULATED LOSS
PAYMENT NO.               VALUE             PAYMENT NO.               VALUE
-----------          ---------------        -----------          ---------------

Prior to   1              116.00                39                    85.80
           1              115.29                40                    84.96
           2              114.57                41                    84.12
           3              113.85                42                    83.27
           4              113.13                43                    82.42
           5              112.40                44                    81.56
           6              111.67                45                    80.71
           7              110.94                46                    79.84
           8              110.20                47                    78.98
           9              109.47                48                    78.11
          10              108.72                49                    77.23
          11              107.98                50                    76.36
          12              107.23                51                    75.48
          13              106.48                52                    74.59
          14              105.73                53                    73.70
          15              104.97                54                    72.81
          16              104.21                55                    71.92
          17              103.44                56                    71.02
          18              102.68                57                    70.12
          19              101.91                58                    69.21
          20              101.13                59                    68.30
          21              100.36                60                    67.38
          22               99.58                61                    66.47
          23               98.79                62                    65.54
          24               98.01                63                    64.62
          25               97.22                64                    63.69
          26               96.42                65                    62.75
          27               95.63                66                    61.82
          28               94.83                67                    60.87
          29               94.02                68                    59.93
          30               93.22                69                    58.98
          31               92.41                70                    58.03
          32               91.59                71                    57.07
          33               90.78                72                    56.11
          34               89.96                73                    55.14
          35               89.13                74                    54.17
          36               88.31                75                    53.20
          37               87.48                76                    52.22
          38               86.64                77                    51.24

                                   SCHEDULE 2

                     STIPULATED LOSS VALUE CALCULATION SHEET

                             Stated as Percentage of
                    The Owner's Cost of Purchasing the Vessel

   AFTER                                       AFTER
  PRIMARY                                     PRIMARY
   TERM              STIPULATED LOSS           TERM              STIPULATED LOSS
PAYMENT NO.               VALUE             PAYMENT NO.               VALUE
-----------          ---------------        -----------          ---------------

     78                   50.25                 109                   22.53
     79                   49.26                 110                   22.26
     80                   48.27                 111                   21.99
     81                   47.27                 112                   21.71
     82                   46.27                 113                   21.43
     83                   45.26                 114                   21.14
     84                   44.25                 115                   20.84
     85                   43.24                 116                   20.53
     86                   42.22                 117                   20.22
     87                   41.19                 118                   19.90
     88                   40.17                 119                   19.58
     89                   39.13                 120                   19.25
     90                   38.10                 121                   18.91
     91                   37.06                 122                   18.56
     92                   36.01                 123                   18.20
     93                   34.96                 124                   17.84
     94                   33.91                 125                   17.47
     95                   32.85                 126                   17.10
     96                   31.79                 127                   16.71
     97                   30.72                 128                   16.32
     98                   29.65                 129                   15.92
     99                   28.57                 130                   15.52
    100                   27.49                 131                   15.10
    101                   26.40                 132                   14.68
    102                   25.00                 133                   14.25
    103                   23.98                 134                   13.81
    104                   23.75                 135                   13.37
    105                   23.52                 136                   12.91
    106                   23.28                 137                   12.45
    107                   23.04                 138                   12.00
    108                   22.79